Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP CLOSES ON SALE OF THE SPEEDWAY CASINO’S REAL PROPERTY PENDING REGULATORY APPROVAL OF THE SALE OF THE GAMING ASSETS

CHESTER, WV — January 14, 2008 — MTR Gaming Group, Inc. (NasdaqGS:MNTG) today announced that its subsidiary, Speakeasy Gaming of Las Vegas, Inc., has completed the sale of its Speedway Casino’s real property in North Las Vegas, NV to Ganaste, LLC.  In order to expedite closing, pursuant to agreements dated January 11, 2008 that replaced a February 2007 Purchase and Sale Agreement, MTR agreed to bifurcate the transaction: first, an immediate sale of the real estate to Ganaste, which does not require regulatory approval; and second, the sale of the gaming assets to Lucky Lucy D, LLC upon regulatory approval.  Lucky Lucy’s sole owner is a shareholder of Ganaste and has recently been found suitable by the Nevada Gaming Commission in an unrelated transaction.  Ganaste paid $11.4 million in cash for the real property.  Lucky Lucy has agreed to pay $6,775,000 for the gaming assets, $2 million of which is to be paid in cash at the closing and the balance of up to $4.775 million subject to an earn out based on the property’s gross revenues over the next four years.  Pursuant to the agreements, Ganaste must spend at least $3 million on capital improvements over the next three years.  The Lucky Lucy transaction with respect to the gaming assets, which is supported by a $650,000 non-refundable deposit, is subject to the approval of the Nevada Gaming Commission and the City of North Las Vegas.  Pending regulatory approval and closing of the Lucky Lucy transaction, Speakeasy Gaming of Las Vegas, Inc. will continue to operate the property pursuant to a short-term lease.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Casino, Racetrack &  Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; Scioto Downs in Columbus, Ohio; Binion’s Gambling Hall & Hotel in Las Vegas, Nevada (under contract for sale).  The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, Michigan and a 50% interest in North Metro Harness Initiative, LLC, which is developing a harness racetrack and card room 30 miles north of downtown Minneapolis.  The Mountaineer facility, the Company’s primary source of revenues, currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,220 slot machines, 37 poker tables, 50 table games, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning the sale of the Speedway Casino’s gaming assets.  Such statements are based on the Company’s current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to, satisfaction of customary closing conditions, including but not limited to regulatory approvals, and the parties’ compliance with the terms of the definitive agreement. Further, the Company’s receipt of up to $4,775,000 of the purchase price for the Speedway Casino’s gaming assets is subject to the future gross revenues of the property over which the Company will have no control after the termination of the Company’s agreement to operate the property.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.	Investor Relations Counsel:
www.mtrgaming.com	The Equity Group Inc.
Steven D. Overly, VP, Business and Legal Affairs	www.theequitygroup.com
(304) 387-8558	Melissa Dixon (212) 836-9613
soverly@mtrgaming.com	Mdixon@equityny.com
Linda Latman (212) 836-9609
LLatman@equityny.com

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